Bush Boake Allen Inc.
                                              7 Mercedes Drive
                                              Montvale, New Jersey 07645-1855
                                              (NYSE:BOA)





AT THE COMPANY:

Stewart J. Phelps
(201) 782-3372

FOR IMMEDIATE RELEASE
May 7, 1999

                           BUSH BOAKE ALLEN ANNOUNCES
                       CHANGES IN ITS BOARD OF DIRECTORS

Montvale, NJ - May 7 - Julian W. Boyden, chairman, president and chief executive officer of Bush Boake Allen Inc. (NYSE:BOA) today announced several changes in the company's Board of Directors. These changes are related to the transfer of Union Camp Corporation's majority interest in Bush Boake Allen to International Paper Company by merger, completed on April 30, 1999.

Mr. C. Wesley Smith was elected to BBA's board at the regular meeting on Wednesday, May 5th. Mr. Smith is presently an executive vice president and a director of International Paper Company and has served International Paper in a number of executive roles since joining the company in 1980, including the position of president, International Paper - Europe.

In addition, Mr. C. Cato Ealy has been nominated for election to the board, by the company's stockholders, at the annual meeting in September. Mr. Ealy is International Paper's vice president, business development and planning. He was formerly a director of Charterhouse Inc., a British merchant banking firm and also held various merger and acquistion positions with PaineWebber Inc. in New York.

Bush Boake Allen also announced the resignation of George J. Sella, Jr., retired chairman and chief executive officer of American Cyanamid Company and Thomas R. Crane, Jr., former president and chief executive officer of Castrol North America Holdings Inc. from Bush Boake Allen's Board of Directors. Mr. Boyden noted that "both of these gentlemen had served as directors since BBA became a public company in mid 1994" and went on to say "I want to express my deep appreciation for the dedicated effort that George Sella and Tom Crane devoted to helping build Bush Boake Allen. Our shareholders and the company have benefited greatly from their having served on our board."

The reorganized Board of Directors contains the following members: Peter L. Acton, Julian W. Boyden, L. Robert Pfund, James M. Reed, C. Wesley Smith, and William H. Trice. All present directors and C. Cato Ealy have been nominated for election, by the company's stockholders, at the Annual Meeting on September 8, 1999. The meeting, which is customarily held in early May, was postponed this year pending the completion of the merger between International Paper Company and Union Camp Corporation.

Bush Boake Allen Inc., which conducts operations on six continents, has locations in 39 countries worldwide. The company supplies flavors and fragrances to the world's leading consumer products companies for use in foods, beverages, soaps and detergents, cosmetics, toiletries, personal care items and related products. Its aroma chemicals, natural extracts and essential oils serve as raw materials for a wide range of compounded flavors and fragrances.